UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2009

PLAINS CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Texas	000-53629	75-2182440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2911 Turtle Creek Blvd., Suite 700, Dallas, Texas 75219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (214) 252-4000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The Board of Directors of Plains Capital Corporation, a Texas corporation (the “Company”), has appointed W. Allen Custard III, effective as of July 1, 2009, to serve as Executive Vice President and Chief Financial Officer of the Company.

Mr. Custard, age 47, joined First Southwest Holdings, LLC (“First Southwest”) in 2002 as a Senior Vice President and head of its Corporate Finance Group. First Southwest was acquired by the Company on December 31, 2008. From 2006 until June 30, 2009, Mr. Custard served First Southwest as a Managing Director. At First Southwest, Mr. Custard’s responsibilities focused on providing a variety of corporate finance services to middle market companies with enterprise values generally ranging from $20 million to more than $500 million. Prior to joining First Southwest, Mr. Custard was a banker with Merrill Lynch’s Leveraged Finance Group in New York and with Chase Securities in the High Yield, Structured Finance and Mergers & Acquisitions groups. He was also a Vice President and principal of PMC Reserve Acquisition Company in Dallas, Texas, a private equity fund of institutional capital committed to acquiring oil and gas properties.

Mr. Custard currently serves on the Board of the Trustees of the Dallas Theater Center, the World Affairs Council of Dallas-Fort Worth, and the Presbyterian Healthcare Foundation. He also serves on the President’s 21st Century Council of Southern Methodist University, the Advisory Council of the Dallas Center for the Performing Arts Foundation and the Board of Directors of the Harvard Club of Dallas. Mr. Custard holds a Bachelor of Arts in History from Duke University and a Master of Business Administration from the Harvard Business School.

Mr. Custard is a party to an employment agreement with the Company and First Southwest, dated effective as of December 31, 2008, pursuant to which he served as a Managing Director of First Southwest, and such agreement, as amended, remains in effect (the “Employment Agreement”). The Employment Agreement has an initial term expiring on December 31, 2010, and automatically renews for subsequent one-year terms. Pursuant to the Employment Agreement, Mr. Custard is entitled to an annual base salary of $175,000 and benefits generally available to other employees of the Company. Because the Company has added to the duties of Mr. Custard through his appointment, effective as of July 1, 2009, the Company will increase the annual base salary of Mr. Custard to $300,000 and, subject to applicable law, pay Mr. Custard a bonus of $100,000. Subject to restrictions in the Emergency Economic Stabilization Act of 2008, as amended, and the rules and regulations promulgated thereunder, Mr. Custard is also entitled to receive bonuses at the end of each calendar year in an amount not less than the average annual bonus paid to Mr. Custard by the Company or First Southwest over the prior three years. The Employment Agreement may be terminated at any time, without severance, by Mr. Custard voluntarily or by the Company with “Cause.” If Mr. Custard’s employment is terminated by the Company without “Cause,” then he will be entitled to severance pay equal to one year’s base salary and the average bonus paid to him by the Company or First Southwest over the prior three years. If Mr. Custard’s employment is terminated within the six months preceding or the twenty-four months following a “Change of Control,” Mr. Custard may be entitled to receive additional severance payments.

Effective with the appointment of Mr. Custard as the Company’s Chief Financial Officer, Mr. Isom has been appointed to serve the Company as its Executive Vice President of Finance and Accounting and will continue to serve as the Company’s principal accounting officer. In conjunction with his new appointment, Mr. Isom’s annual base salary will increase to $260,000 from $240,000.

A copy of the Employment Agreement, as amended, is filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and is incorporated herein by reference. You are encouraged to read the Employment Agreement for a more complete understanding of its terms. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated as of December 18, 2008, by and among Plains Capital Corporation, First Southwest Holdings, LLC and W. Allen Custard III.

10.2	First Amendment to Employment Agreement, dated as of March 2, 2009, by and among Plains Capital Corporation, First Southwest Holdings, LLC and W. Allen Custard III.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS CAPITAL CORPORATION

Date: July 8, 2009	By:	/s/ Allen Custard
	Name:	Allen Custard
	Title:	Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated as of December 18, 2008, by and among Plains Capital Corporation, First Southwest Holdings, LLC and W. Allen Custard III.

10.2	First Amendment to Employment Agreement, dated as of March 2, 2009, by and among Plains Capital Corporation, First Southwest Holdings, LLC and W. Allen Custard III.